EXHIBIT 4.3 (B)


                      FIRST AMENDMENT TO SHOWPOWER, INC.
                     1998 STOCK OPTION AND INCENTIVE PLAN

   WHEREAS, the Board of Directors of Showpower, Inc. (the "Company") adopted the Showpower, Inc. 1998 Stock Option and Incentive Plan (the "Plan") on January 1, 1998; and

   WHEREAS, the Plan was approved by the stockholders of the Company on January 1, 1998; and

   WHEREAS, the Company now desires to amend the Plan.

   NOW, THEREFORE, the Plan is hereby amended as follows:

      1. Section 7 of the Plan is hereby amended to read in its entirety as follows:

         7. SHARES SUBJECT TO PLAN, LIMITATIONS ON GRANTS AND EXERCISE PRICE. Subject to adjustment by the operation of Section 12 of the Plan:

            (a) The maximum number of Shares which may be issued under Awards under the Plan shall not exceed 1,000,000 Shares. The Shares may be either authorized and unissued Shares or Shares acquired by the Company and held as treasury Shares. Shares that are withheld to satisfy payment of the Exercise Price or any tax withholding obligation and any Shares subject to an Award which expires, terminates or is surrendered for cancellation may be subject to new Awards under the Plan.

            (b) The number of Shares which may be issued hereunder to any Employee during any calendar year under all forms of Awards shall not exceed 141,375 Shares.

            (c) The Exercise Price for Shares awarded under Incentive Stock Options may not be less than the Market Value of the Shares on the Date of Grant; provided, however, the Exercise Price may not be less than 110% of Market Value with respect to Incentive Stock Options granted to any Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Code Section 424(d), owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Affiliates. The Exercise Price for Shares awarded under Nonqualified Stock Options may not be less than 85% of the Market Value of the Shares on the Date of Grant.

   2. Except as expressly amended by this Amendment, the terms and conditions of the Plan shall remain in effect.

   3. This Amendment to the Plan shall become effective upon its approval by the Board of Directors and stockholders of the Company.


                                       APPROVED BY THE BOARD OF DIRECTORS OF
                                       SHOWPOWER, INC. AS OF APRIL 15, 1999

                                       APPROVED BY THE STOCKHOLDERS OF
                                       SHOWPOWER, INC.
                                       AS OF MAY 27, 1999